Exhibit 99.1
ALTICE USA REPORTS SECOND QUARTER 2025 RESULTS
Broadband Subscriber Trends Improved Year over Year and Sequentially, with Year over Year Broadband ARPU Growth
Expanded Penetration of Value-Added Products & Services, Including Year-over-Year Fiber and Mobile Growth
Successfully Completed First-of-its-Kind $1.0 Billion Asset-Backed Loan, Secured Primarily by HFC Assets

NEW YORK (August 7, 2025) -- Altice USA (NYSE: ATUS) today reports results for the second quarter ended June 30, 2025.
Dennis Mathew, Altice USA Chairman and Chief Executive Officer, said: "Our second quarter results reflect continued momentum across our operational and financial priorities. We delivered sequential and year over year improvement in broadband subscriber trends and grew broadband ARPU year over year, reinforcing the strength of our core offering. We saw progress across our footprint, driven by targeted localized offers, improved sales channel performance, and stronger go-to-market execution, while churn reached its lowest second-quarter level in three years. We continued to scale our award-winning network, drove penetration of fiber, mobile, and our value-added services categories, executed efficiencies across workforce, programming, and network operations, and took important steps to enhance our capital structure. With these improvements in place, we remain focused on long-term growth, disciplined execution, and delivering value to our customers, communities, and shareholders."

Second Quarter 2025 Overview
•Total Broadband Primary Service Units (PSUs) Net Losses of -35k in Q2 2025, Ending Total Broadband Subscribers of 4.3 million
◦Broadband net losses of -35k improved year over year, compared to -51k in Q2 2024, and improved sequentially compared to -37k in Q1 2025
•Total revenue of $2.15 billion (-4.2% year over year)
•Net income (loss) attributable to stockholders of ($96.3) million ($(0.21)/share on a diluted basis), compared to $15.4 million ($0.03/share on a diluted basis) in Q2 2024
•Net cash flows from operating activities of $0.4 billion (+34.3% year over year)
•Adjusted EBITDA(1) of $803.8 million (-7.3% year over year) and margin of 37.4%
•Cash capital expenditures of $383.5 million (+10.3% year over year) and capital intensity(2) of 17.9% in Q2 2025 (13.9% excluding FTTH and new build(3))
•Free Cash Flow (Deficit)(1) of $28.4 million compared to ($40.9) million in Q2 2024
Second Quarter 2025 Key Operational Highlights
•Fiber Growth: Year over Year Acceleration in Net Adds, Reaching 663k Fiber Customers, a 53% Increase in Total Fiber Customers in Q2 2025 Compared to Q2 2024
◦Fiber growth accelerated year over year to +56k fiber net additions, compared to +40k in Q2 2024
◦Over 3 million fiber passings at the end of Q2 2025, with 21.9% customer penetration of the fiber network, up from 15.3% in Q2 2024

•Mobile Growth: Year over Year Acceleration in Line Net Adds, Reaching 546k Mobile Lines, a 42% Increase in Mobile Lines in Q2 2025 Compared to Q2 2024
◦Mobile growth accelerated year over year to +38k mobile line net additions, compared to +33k in Q2 2024
◦Mobile customer penetration of broadband customer base(4) reached 6.8% at the end of Q2 2025, up from 4.7% in Q2 2024
•Expanded Penetration of New and Existing Value-Added Services
◦In Q2 2025, added +68k video customers to new video tiers, which launched in 2H 2024, through new video customer acquisitions and migrations of existing customers, reaching 168k video customers on new tiers, or 10% of residential video customer base
◦Other new residential value-added services include Total Care and Whole Home Wi-Fi, which reached 90k and 31k subscribers, respectively, at the end of Q2 2025
◦Recently launched SMB value-added services include Connection Back-up, Secure Internet Plus, Device Protection & Insurance, and Pro WiFi internet with marketing solutions, all which continue to scale
•Focused Execution and Transformation to Drive Efficiency
◦Creating greater flexibility and choice for video customers, while improving video gross margin, which grew by approximately 300 basis points year over year
◦Unique service call rate(5) improved by approximately 3%, and unique service visit rate(6) improved by approximately 19% Q2 2025 year over year
◦Accelerating AI integration across sales, care, network, and product, using advanced tools designed to deliver smarter customer offers, automate network issue detection, and launch a next-generation customer experience platform that is expected to drive more personalized, efficient customer interactions
◦Implemented approximately 5% workforce reduction, primarily in Q2 2025, to streamline organizational structure, eliminate redundancies, and better align resources with key priorities, all while enhancing the customer experience
◦These operating efficiencies reinforce our goal of delivering approximately $3.4 billion dollars of Adjusted EBITDA(1)(7) in FY 2025.
•Expanding and Enhancing Our Networks with Efficiency
◦Added +35k total passings and +28k fiber passings in Q2 2025; targeting 175k total new passings in FY 2025, primarily as fiber new builds
◦Focus on high-impact network investments, paired with ongoing efforts to enhance cost efficiency; targeting approximately $1.2bn cash capital expenditures in FY 2025
◦Implemented new Access Network Automation monitoring tool to address multi-passing maintenance upgrades more efficiently
◦Mid-split upgrades on DOCSIS 3.1 network continue, and are expected to enable multi-gig speeds to a portion of HFC passings in 2026
◦Lightpath continues to expand in hyperscaler community with additional contracts secured in the quarter
•Completed Landmark $1.0 Billion Primarily HFC Asset-Backed Loan
◦On July 16, 2025, Cablevision Funding LLC, an indirect wholly-owned subsidiary of Altice USA, Inc. entered into a $1.0 billion Receivables Facility Loan and Security Agreement with lenders Goldman Sachs and TPG Angelo Gordon. The Asset-Backed Loan Facility is secured by certain receivables generated by the Company’s Bronx and Brooklyn service area and network assets, located in that area, and matures in January 2031

Balance Sheet Review as of June 30, 2025
•Net debt(8) for CSC Holdings, LLC Restricted Group was $23,558 million at the end of Q2 2025, representing net leverage of 8.0x L2QA(9)
◦The weighted average cost of debt for CSC Holdings, LLC Restricted Group was 6.9% and the weighted average life of debt was 3.6 years
•Net debt(8) for Cablevision Lightpath LLC was $1,476 million at the end of Q2 2025, representing net leverage of 5.7x L2QA(9)
◦The weighted average cost of debt for Cablevision Lightpath LLC was 5.3%(10) and the weighted average life of debt was 2.6 years
•Consolidated net debt(8) for Altice USA was $25,000 million, representing consolidated net leverage of 7.8x L2QA(9)
◦The weighted average cost of debt for consolidated Altice USA was 6.8%(10) and the weighted average life of debt was 3.6 years
Shares Outstanding
•As of June 30, 2025, Altice USA had 468,644,764 combined shares of Class A and Class B common stock outstanding

Customer Metrics (in thousands, except per customer amounts)
	Q1-24	Q2-24	Q3-24(11)	Q4-24(12)	FY-24(12)	Q1-25	Q2-25
Total Passings(13)	9,679.3	9,746.4	9,784.7	9,830.8	9,830.8	9,856.1	9,891.5
Total Passings additions	50.6	67.2	38.3	54.4	210.4	25.2	35.4
Total Customer Relationships(14)(15)
Residential	4,326.8	4,272.3	4,217.5	4,173.7	4,173.7	4,130.5	4,088.0
SMB	379.7	379.7	378.4	376.6	376.6	375.3	374.3
Total Unique Customer Relationships	4,706.5	4,652.0	4,595.9	4,550.3	4,550.3	4,505.9	4,462.2
Residential net additions (losses)	(36.3)	(54.5)	(54.8)	(41.8)	(187.4)	(43.2)	(42.5)
Business Services net additions (losses)	(0.7)	0.0	(1.2)	(1.8)	(3.7)	(1.3)	(1.1)
Total customer net additions (losses)	(37.0)	(54.5)	(56.1)	(43.6)	(191.1)	(44.4)	(43.6)
Residential PSUs
Broadband	4,139.7	4,088.7	4,039.5	3,999.9	3,999.9	3,963.3	3,928.3
Video	2,094.7	2,021.9	1,944.8	1,880.1	1,880.1	1,792.4	1,736.3
Telephony	1,452.1	1,391.1	1,326.0	1,269.2	1,269.2	1,200.0	1,147.8
Broadband net additions (losses)	(29.4)	(51.0)	(49.2)	(37.7)	(167.3)	(36.6)	(35.0)
Video net additions (losses)	(77.7)	(72.8)	(77.0)	(64.3)	(291.8)	(87.7)	(56.1)
Telephony net additions (losses)	(63.1)	(61.1)	(65.1)	(56.7)	(246.0)	(69.2)	(52.2)
Residential ARPU(16) ($)	135.67	135.95	135.77	133.95	135.44	133.93	133.68
Broadband ARPU(17) ($)	73.58	74.13	74.92	74.64	74.38	75.31	74.77
SMB PSUs
Broadband	348.5	348.8	347.7	346.1	346.1	345.7	345.6
Video	87.3	85.4	83.3	81.0	81.0	78.7	76.6
Telephony	200.7	199.2	196.8	194.5	194.5	191.9	188.9
Broadband net additions (losses)	(0.4)	0.3	(1.1)	(1.6)	(2.8)	(0.4)	(0.1)
Video net additions (losses)	(2.3)	(1.9)	(2.1)	(2.2)	(8.5)	(2.4)	(2.0)
Telephony net additions (losses)	(2.6)	(1.4)	(2.4)	(2.3)	(8.8)	(2.6)	(3.0)
Total Mobile Lines(18)
Mobile ending lines	351.6	384.5	420.1	459.6	459.6	508.6	546.4
Mobile line net additions	29.3	33.0	35.5	39.5	137.4	49.0	37.8

Fiber (FTTH) Customer Metrics (in thousands)
	Q1-24	Q2-24	Q3-24	Q4-24	FY-24	Q1-25	Q2-25
FTTH Total Passings(19)	2,780.0	2,842.0	2,893.7	2,961.8	2,961.8	2,995.0	3,023.4
FTTH Total Passing additions	44.8	62.0	51.7	68.1	226.6	33.2	28.5
FTTH Residential customer relationships	385.2	422.7	468.5	523.4	523.4	590.2	644.6
FTTH SMB customer relationships	9.4	11.4	13.1	14.7	14.7	16.5	18.5
FTTH Total Customer Relationships(20)	394.6	434.1	481.6	538.2	538.2	606.7	663.0
FTTH Residential net additions	51.4	37.5	45.7	55.0	189.6	66.7	54.4
FTTH SMB net additions	1.9	2.0	1.7	1.7	7.2	1.8	1.9
FTTH Total Customer Net Additions	53.2	39.5	47.4	56.6	196.8	68.5	56.3

Altice USA Consolidated Operating Results ($ and shares in thousands, except per share data) (unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Revenue:

Broadband	$885,139	$914,989	$1,784,700	$1,831,983
Video	660,540	739,445	1,326,108	1,495,039
Telephony	64,633	71,703	131,045	142,668
Mobile	37,621	27,479	74,320	52,372
Residential revenue	1,647,933	1,753,616	3,316,173	3,522,062
Business services and wholesale	361,788	369,290	725,333	734,151
News and Advertising	118,771	105,280	221,181	211,005
Other	18,711	12,569	36,798	24,472
Total revenue	2,147,203	2,240,755	4,299,485	4,491,690
Operating expenses:
Programming and other direct costs	662,690	719,460	1,333,221	1,463,347
Other operating expenses	696,867	670,542	1,395,053	1,344,792
Restructuring, impairments and other operating items	66,826	(46,599)	88,448	4,654
Depreciation and amortization	409,697	395,770	828,182	784,161
Operating income	311,123	501,582	654,581	894,736
Other income (expense):
Interest expense, net	(444,659)	(442,955)	(872,675)	(880,096)
Gain on investments and sale of affiliate interests	—	—	5	292
Gain (loss) on interest rate swap contracts, net	430	13,574	(1,289)	55,877
Loss on extinguishment of debt and write-off of deferred financing costs	(1,693)	—	(1,693)	(7,035)
Other expense, net	(834)	(1,486)	(1,797)	(3,031)
Income (loss) before income taxes	(135,633)	70,715	(222,868)	60,743
Income tax benefit (expense)	47,647	(49,013)	63,611	(51,937)
Net income (loss)	(87,986)	21,702	(159,257)	8,806
Net income attributable to noncontrolling interests	(8,265)	(6,341)	(12,670)	(14,638)
Net income (loss) attributable to Altice USA stockholders	$(96,251)	$15,361	$(171,927)	$(5,832)
Net income (loss) per share:
Basic net income (loss) per share attributable to Altice USA, Inc. stockholders	$(0.21)	$0.03	$(0.37)	$(0.01)
Basic weighted average common shares (in thousands)	467,744	459,995	466,311	458,682
Diluted net income (loss) per share attributable to Altice USA, Inc. stockholders	$(0.21)	$0.03	$(0.37)	$(0.01)
Diluted weighted average common shares (in thousands)	467,744	459,995	466,311	458,682

Altice USA Consolidated Statements of Cash Flows ($ in thousands) (unaudited)
	Six Months Ended June 30,
	2025	2024

Cash flows from operating activities:
Net income (loss)	$(159,257)	$8,806
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	828,182	784,161
Gain on investments and sale of affiliate interests	(5)	(292)
Loss on extinguishment of debt and write-off of deferred financing costs	1,693	7,035
Amortization of deferred financing costs and discounts (premiums) on indebtedness	8,138	11,123
Share-based compensation expense	31,615	30,181
Deferred income taxes	(260,615)	(9,818)
Decrease in right-of-use assets	22,401	22,701
Allowance for credit losses	30,589	45,932
Other	1,253	3,674
Change in operating assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable, trade	2,590	(8,230)
Prepaid expenses and other assets	(62,685)	(119,050)
Amounts due from and due to affiliates	15,072	(49,742)
Accounts payable and accrued liabilities	114,732	(114,064)
Interest payable	(3,242)	93,110
Deferred revenue	23,425	(835)
Interest rate swap contracts	5,562	1,763
Net cash provided by operating activities	599,448	706,455
Cash flows from investing activities:
Capital expenditures	(739,643)	(683,816)
Payments for acquisitions, net of cash acquired	(7,616)	(2,025)
Other, net	1,704	(52)
Net cash used in investing activities	(745,555)	(685,893)
Cash flows from financing activities:
Proceeds from long-term debt	675,000	3,775,000
Repayment of debt	(404,839)	(3,635,449)
Principal payments on finance lease obligations	(92,579)	(68,788)
Payment related to acquisition of a noncontrolling interest	—	(7,261)
Additions to deferred financing costs	—	(17,553)
Distributions to noncontrolling interests	(26,452)	—
Other, net	(15,148)	(5,638)
Net cash provided by financing activities	135,982	40,311
Net increase (decrease) in cash and cash equivalents	(10,125)	60,873
Effect of exchange rate changes on cash and cash equivalents	884	(817)
Net increase (decrease) in cash and cash equivalents	(9,241)	60,056
Cash, cash equivalents and restricted cash at beginning of year	256,824	302,338
Cash, cash equivalents and restricted cash at end of period	$247,583	$362,394

Reconciliation of Non-GAAP Financial Measures
We define Adjusted EBITDA, which is a non-GAAP financial measure, as net income (loss) excluding income taxes, non-operating income or expenses, gain (loss) on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments and sale of affiliate interests, interest expense, net, depreciation and amortization, share-based compensation, restructuring, impairments and other operating items (such as significant legal settlements and contractual payments for terminated employees). We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue.
Adjusted EBITDA eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of our business and from intangible assets recognized from acquisitions, as well as certain non-cash and other operating items that affect the period-to-period comparability of our operating performance. In addition, Adjusted EBITDA is unaffected by our capital and tax structures and by our investment activities.
We believe Adjusted EBITDA is an appropriate measure for evaluating our operating performance. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use revenue and Adjusted EBITDA measures as important indicators of our business performance and evaluate management’s effectiveness with specific reference to these indicators. We believe Adjusted EBITDA provides management and investors a useful measure for period-to-period comparisons of our core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to our ongoing operating results. Adjusted EBITDA should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.
We also use Free Cash Flow (defined as net cash flows from operating activities less cash capital expenditures) as a liquidity measure. We believe this measure is useful to investors in evaluating our ability to service our debt and make continuing investments with internally generated funds, although it may not be directly comparable to similar measures reported by other companies.

Reconciliation of Net Income (Loss) to Adjusted EBITDA ($ in thousands) (unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Net income (loss)	$(87,986)	$21,702	$(159,257)	$8,806
Income tax expense (benefit)	(47,647)	49,013	(63,611)	51,937
Other expense, net	834	1,486	1,797	3,031
Loss (gain) on interest rate swap contracts, net	(430)	(13,574)	1,289	(55,877)
Gain on investments and sale of affiliate interests	—	—	(5)	(292)
Loss on extinguishment of debt and write-off of deferred financing costs	1,693	—	1,693	7,035
Interest expense, net	444,659	442,955	872,675	880,096
Depreciation and amortization	409,697	395,770	828,182	784,161
Restructuring, impairments and other operating items	66,826	(46,599)	88,448	4,654
Share-based compensation	16,166	16,424	31,615	30,181
Adjusted EBITDA	$803,812	$867,177	$1,602,826	$1,713,732
Adjusted EBITDA margin	37.4%	38.7%	37.3%	38.2%

Reconciliation of net cash flow from operating activities to Free Cash Flow (Deficit) (in thousands) (unaudited):
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Net cash flows from operating activities	$411,965	$306,794	$599,448	$706,455
Less: Capital expenditures (cash)	383,519	347,721	739,643	683,816
Free Cash Flow (Deficit)	$28,446	$(40,927)	$(140,195)	$22,639

Consolidated Net Debt as of June 30, 2025 ($ in millions)
CSC Holdings, LLC Restricted Group	Principal Amount	Coupon / Margin	Maturity
Drawn RCF	$2,075	SOFR+2.350%	2027
Term Loan B-5	2,843	ABR(21)	2027
Term Loan B-6	1,957	SOFR+4.500%	2028(22)
Guaranteed Notes	1,310	5.500%	2027
Guaranteed Notes	1,000	5.375%	2028
Guaranteed Notes	1,000	11.250%	2028
Guaranteed Notes	2,050	11.750%	2029
Guaranteed Notes	1,750	6.500%	2029
Guaranteed Notes	1,100	4.125%	2030
Guaranteed Notes	1,000	3.375%	2031
Guaranteed Notes	1,500	4.500%	2031
Senior Notes	1,046	7.500%	2028
Legacy unexchanged Cequel Notes	4	7.500%	2028
Senior Notes	2,250	5.750%	2030
Senior Notes	2,325	4.625%	2030
Senior Notes	500	5.000%	2031
CSC Holdings, LLC Restricted Group Gross Debt	23,709
CSC Holdings, LLC Restricted Group Cash	(151)
CSC Holdings, LLC Restricted Group Net Debt	$23,558

CSC Holdings, LLC Restricted Group Undrawn RCF	$238.4

Cablevision Lightpath LLC	Principal Amount	Coupon / Margin	Maturity
Drawn RCF(23)	$—	SOFR+3.00%
Term Loan(24)	673	SOFR+3.00%	2027
Senior Secured Notes	450	3.875%	2027
Senior Notes	415	5.625%	2028
Cablevision Lightpath Gross Debt	1,538
Cablevision Lightpath Cash	(62)
Cablevision Lightpath Net Debt	$1,476

Cablevision Lightpath Undrawn RCF	$112.8

Net Leverage Schedule as of June 30, 2025 ($ in millions)

	CSC Holdings Restricted Group(25)	Cablevision Lightpath LLC	CSC Holdings Consolidated(26)	Altice USA Consolidated

Gross Debt Consolidated(27)	$23,709	$1,538	$25,247	$25,247
Cash	(151)	(62)	(236)	(247)
Net Debt Consolidated(8)	$23,558	$1,476	$25,011	$25,000
LTM EBITDA	$3,035	$257	$3,294	$3,302
L2QA EBITDA	$2,933	$258	$3,193	$3,206
Net Leverage (LTM)	7.8x	5.7x	7.6x	7.6x
Net Leverage (L2QA)(9)	8.0x	5.7x	7.8x	7.8x
WACD(10) (%)	6.9%	5.3%	6.9%	6.8%

Reconciliation to Financial Reported Debt
Altice USA Consolidated
Total Debenture and Loans from Financial Institutions (Carrying Amount)	$25,216
Unamortized financing costs and discounts, net of unamortized premiums	31
Gross Debt Consolidated(27)	25,247
Finance leases	71
Total Debt	25,318
Cash	(247)
Net Debt Including Finance Leases	$25,071

(1)See “Reconciliation of Non-GAAP Financial Measures” beginning on page 7 of this earnings release.
(2)Capital intensity refers to total cash capital expenditures as a percentage of total revenue.
(3)Beginning Q1 2025, capital intensity calculation excluding FTTH and new build includes capitalized labor related to FTTH.
(4)Mobile penetration of broadband base is expressed as the percentage of customers subscribing to both broadband and mobile services divided by the total broadband customer base. Excludes mobile only customers.
(5)Service call rate refers to the number of unique customers requiring a technical, care or support call as a percent of total customer base, annualized.
(6)Service visit rate refers to the number of unique customers requiring a service visit, as a percent of total customer base, annualized.
(7)Adjusted EBITDA is provided on a forward-looking basis. The Company has not included a reconciliation of projected Adjusted EBITDA to net income, which is the most directly comparable GAAP measure, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company’s projected Adjusted EBITDA excludes certain items that are inherently uncertain and difficult to predict and may significantly impact the projection of net income.
(8)Net debt, defined as the principal amount of debt less cash, and excluding finance leases and other notes.
(9)L2QA leverage is calculated as quarter end net debt consolidated divided by the last two quarters of Adjusted EBITDA annualized.
(10)The weighted average cost of debt includes floating to fixed interest rate swaps at Cablevision Lightpath LLC and Altice USA Consolidated.
(11)Customer metrics as of September 30, 2024 reflect adjustments to align to the Company’s bulk residential subscriber count policy, resulting in an increase of 4.7 thousand residential customer relationships, 3.8 thousand broadband customers and 5.2 thousand video customers. The impact of these adjustments to customer relationships, broadband and video customer net additions was not material for any period presented and as such prior period metrics were not restated.
(12)Subscriber net additions (losses) and passings additions exclude 8.3 thousand passings, 2.1 thousand customer relationships, 1.9 thousand broadband subscribers and 0.5 thousand video subscribers that were transferred in connection with a small system sale in Q4-24.
(13)Total passings represents the estimated number of single residence homes, apartments and condominium units passed by the HFC and FTTH network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our hybrid-fiber-coaxial (HFC) and fiber-to-the-home (FTTH) network. Broadband services were not available to approximately 25 thousand total passings and telephony services were not available to approximately 450 thousand total passings as of June 30, 2025.
(14)Total Unique Customer Relationships represent the number of households/businesses that receive at least one of our fixed-line services. Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets on our HFC and FTTH network. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk residential customers, such as an apartment building, we count each subscribing unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.
(15)Total Customer Relationship metrics do not include mobile-only customers.
(16)ARPU is calculated by dividing the average monthly revenue for the respective period derived from the sale of broadband, video, telephony and mobile services to residential customers by the average number of total residential customers for the same period and excludes mobile-only customer relationships.
(17)Broadband ARPU is calculated by dividing the average monthly residential broadband revenue for the respective period by the average number of total residential broadband customers for the same period.
(18)Mobile lines represent the number of residential and business customers’ wireless connections, which include mobile phone handsets and other mobile wireless connected devices. An individual customer relationship may have multiple mobile lines. The FY 2024, Q1 2025 and Q2 2025 ending lines include approximately 4.4 thousand, 7.5 thousand and 10.8 thousand lines related to business customers, respectively. The service revenue related to these business customers is reflected in "Business services and wholesale" in the table above.
(19)Represents the estimated number of single residence homes, apartments and condominium units passed by the FTTH network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our FTTH network.
(20)Represents number of households/businesses that receive at least one of our fixed-line services on our FTTH network. FTTH customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets on our FTTH network. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk residential customers, such as an apartment building, we count each subscribing unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.
(21)Beginning on March 31, 2025, we are required to pay interest on the Incremental Term Loan B-5 at a rate equal to the alternate base rate (“ABR”), plus the applicable margin, where the ABR is the greater of (x) prime rate or (y) the federal funds effective rate plus 50 basis points, and the applicable margin for any ABR loan is 1.50% per annum. Prior to March 31, 2025, we paid interest at a rate equal to Synthetic USD London Interbank Offered Rate plus 2.50% per annum.
(22)The Incremental Term Loan B-6 is due on the earlier of (i) January 15, 2028 and (ii) April 15, 2027 if, as of such date, any Incremental Term Loan B-5 borrowings are still outstanding, unless the Incremental Term Loan B-5 maturity date has been extended to a date falling after January 15, 2028.
(23)Under the extension amendment to the Lightpath credit agreement entered into in February 2024, the aggregate principal amount of revolving loan commitments available under the credit agreement increased to $115 million, of which $95 million of revolving credit commitments, if drawn, would be due on the earlier of (i) June 15, 2027 and (ii) the date that is five business days after any Extension Breach Date (as defined in Lightpath's amended credit agreement); and $20 million of revolving credit commitments, if drawn, would be due on November 30, 2025.
(24)In January 2025, Lightpath entered into a refinancing amendment to its credit agreement which reduced the applicable margins on its Term SOFR loans (as defined in Lightpath's amended credit agreement) from 3.25% per annum to 3.00%. Additionally, after giving effect to the refinancing amendment, interest on borrowings made under the Term SOFR loans are calculated without giving effect to the spread adjustments (0.11448%, 0.26161% and 0.42826% for interest periods of one, three and six months, respectively) initially provided for under Lightpath's amended credit agreement.
(25)CSC Holdings, LLC Restricted Group excludes the unrestricted subsidiaries, primarily Cablevision Lightpath LLC and NY Interconnect, LLC.
(26)CSC Holdings Consolidated includes the CSC Holdings, LLC Restricted Group and the unrestricted subsidiaries.
(27)Principal amount of debt excluding finance leases and other notes.

Certain numerical information is presented on a rounded basis. Minor differences in totals and percentage calculations may exist due to rounding.

Contacts
Investor Relations
John Hsu: +1 917 405 2097 / john.hsu@optimum.com
Sarah Freedman: +1 631 660 8714 / sarah.freedman@optimum.com

Media Relations
Lisa Anselmo: +1 516 279 9461 / lisa.anselmo@optimum.com
Janet Meahan: +1 516 519 2353 / janet.meahan@optimum.com

About Altice USA
Altice USA (NYSE: ATUS) is one of the largest broadband communications and video services providers in the United States, delivering broadband, video, mobile, proprietary content and advertising services to approximately 4.5 million residential and business customers across 21 states through its Optimum brand. We operate Optimum Media, an advanced advertising and data business, which provides audience-based, multiscreen advertising solutions to local, regional and national businesses and advertising clients. We also operate News 12, which is focused on delivering best-in-class hyperlocal news content.

FORWARD-LOOKING STATEMENTS
Certain statements in this earnings release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, all statements other than statements of historical facts contained in this earnings release, including, without limitation, those regarding our intentions, beliefs or current expectations concerning, among other things, our future financial condition, liquidity and results of operations; our strategy, objectives, prospects and trends; our 2025 priorities: revenue opportunity (including broadband, mobile and fiber growth and deepening penetration of new and existing product offerings), operational efficiency (including workforce optimization, programming agreements and our AI capabilities), network enhancements (including our ability to expand our passings footprint, deliver multi-gig speeds on HFC and our hyperscaler expansion opportunities) and sustainable capital structure; our go-to-market strategies, our ability to achieve targets for Adjusted EBITDA, value-added services, other operating expense and cash capital expenditures; our long-term ARPU growth; the anticipated impact of the recent tax reform on us; and future developments in the markets in which we participate or are seeking to participate. These forward-looking statements can be identified by the use of forward-looking terminology, including without limitation the terms “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “opportunity”, “plan”, “project”, “should”, “target”, “outlook”, or “will” or, in each case, their negative, or other variations or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. To the extent that statements in this earnings release are not recitations of historical fact, such statements constitute forward-looking statements, which, by definition, involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements including risks referred to in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and subsequent Quarterly Reports on Form 10-Q. You are cautioned to not place undue reliance on Altice USA’s forward-looking statements. Any forward-looking statement speaks only as of the date on which it was made. Altice USA specifically disclaims any obligation to publicly update or revise any forward-looking statement, as of any future date.